  Computation of Net Income Per Share                                 EXHIBIT 11
  Quaker State Corporation and Subsidiaries


  For the quarter ended March 31                                                 1994           1993
  (in thousands except per share data, unaudited)
1.Net income                                                                   $8,783         $3,403

2.Average number of shares of capital stock outstanding                        27,249         27,152

3.Shares issuable upon exercise of dilutive stock options
  outstanding during the period, based on average market
  prices                                                                           74             17

4.Shares issuable upon exercise of dilutive stock
  options outstanding during the period, based on
  higher of average or period-end market prices                                    74             22

5.Average number of capital and capital equivalent
  shares outstanding (2 + 3)                                                   27,323         27,169

6.Average number of capital shares outstanding,
  assuming full dilution (2 + 4)                                               27,323         27,174

7.Net income per capital and capital equivalent share
  (1 divided by 5)                                                               $.20           $.13

8.Net income per capital share assuming full dilution
  (1 divided by 6)                                                               $.20           $.13

  The accompanying notes are an integral part of the financial statements.